Exhibit 99.2

Form of

Second Addendum to Revised Purchase Agreement

Santa Rosa Hydroponics & Grower Supply Inc (“Seller”) and GrowGeneration Corp (“Buyer”) (collectively referred to as “Parties”) agree as follows:

The Parties hereby agree that the following amendment shall be made to the Revised Asset Purchase Agreement dated June 28, 2018 (“Agreement”) between Seller and Buyer. The terms and definitions in the Agreement are incorporated into this Addendum.

1. Paragraph 2.2 of the Agreement shall be amended to provide as follows:

Purchase Price. Subject to the terms and conditions of this Agreement, and in full consideration for the transfer of such Assets at Closing, Buyer shall pay the Seller an aggregate purchase price equal to: (i) One Million Five Hundred Thousand Dollars ($1,500,000) for inventory. This figure represents a negotiate price after taking into consideration deductions for obsolete inventory. (ii) The sum of One Hundred Thousand Dollars ($100,000) for Seller’s unencumbered fixed assets. (iii) Nine Hundred Twenty-Five Thousand (925,000) shares of Buyer’s Restricted Stock and the sum of Eight Hundred Twenty-Five Thousand Dollars ($825,000) cash and a Promissory Note for Five Hundred Thousand Dollars ($500,000) bearing interest at .5% per annum payable in sixty (60) equal monthly installments for Seller’s intangible assets and goodwill, all to be delivered upon the closing of the Transaction (the “Closing”). Buyer agrees to convert the Promissory Note to two Promissory Notes in the sum of Two Hundred Fifty Thousand Dollars ($250,000) each with one Promissory Note payable to RB upon the same terms and conditions and the other Promissory Note payable to JB upon the same terms and conditions following the Closing upon RB’s and JB’s request.

2. As an additional requirement of this Agreement, Seller shall send a letter to all of its vendors that sell product under Seller’s account to Heavy Garden advising the Vendor that Seller is no longer associated with Heavy Garden in any manner, that Heavy Garden is not authorized to purchase any product under Seller’s account and that Seller will not be responsible for payment of any product purchased by Heay Garden under Seller’s account. The language and recipients of this letter shall be subject to Buyer’s approval.

3. Buyer acknowledges that this reduction in the price being paid for Seller’s assets is in consideration of a compromise between Seller and Buyer for the fact that sales were reported by Seller on its books for sales made to Heavy Garden by Seller (directly by Heavy Gardens from Seller’s Vendors) at Seller’s cost. Buyer is now fully aware of these sales and the existence and amount of these sales shall not constitute a Material Adverse Effect or misrepresentation of Seller’s representations and warranties at Closing.

All other terms and conditions of the AGREEMENT shall remain in force and effect.

Dated:___________	Dated:___________

GrowGeneration Corp		Santa Rosa Hydroponics & Growers Supply, Inc

By		By
	Darren Lampert, Its CEO		Rick Barretta, Its CEO